Exhibit 10.43

PURCHASE AGREEMENT

THIS AGREEMENT (“Agreement”) is made as of this 18th day of January, 2024 (“Effective Date”) by and among, J2 Financial Technology, Inc., d/b/a “Guild”, a Delaware corporation (the “Seller”), Siebert Technologies, LLC, a Nevada limited liability company (the “Purchaser”).

W I T N E S S E T H

WHEREAS, the Seller is the sole owner of the Transferred Assets described in this Agreement; and

WHEREAS, Purchaser wishes to purchase the Transferred Assets, and Seller is willing to sell the Transferred Assets to Purchaser, upon the terms and conditions set forth in this Agreement.

NOW THEREFORE, the parties hereto agree as follows:

I. PURCHASE AND SALE OF ASSETS; SELLER LIABILITIES

1.1 Transferred Assets: Subject to the terms and conditions of this Agreement, Seller will sell, assign, and transfer to Purchaser, and Purchaser will purchase and accept from Seller, the following assets of Seller (collectively, the “Transferred Assets”):

(A)	Mobile Self-Directed Trading App: The Software, Code, Architecture, User Interface and Algorithms listed on the attached Exhibit “A” (collectively, the “Mobile App”).

1.2 Seller Liabilities: The Transferred Assets shall be sold to Purchaser free and clear of all liens and encumbrances. All of the liabilities and obligations of the Seller whether now known or hereafter discovered, contingent or matured, liquidated or unliquidated (the “Retained Liabilities”) shall remain the sole liability, obligation and responsibility of Seller. Seller hereby agrees to defend, indemnify and hold Buyer, its employees and agents, harmless with respect to the Retained Liabilities.

II. PURCHASE PRICE

The total purchase price (“Purchase Price”) for the Transferred Assets shall be three hundred eight-five thousand dollars ($385,000) payable as follows:

(A)	Three hundred and fifty thousand dollars’ ($350,000.00) worth of Siebert Financial Corp. (NASDAQ: SIEB) Restricted Stock, priced at the historical 30-day moving average, as of January 18, 2024. Except for a distribution by the Company to seventeen (17) holders of Simple Agreements for Future Equity, the Shares of Restricted Stock issued under this Agreement may not be sold, transferred, or otherwise disposed of and may not be pledged or otherwise hypothecated for a period of six (6) months.

(B)	Thirty-five thousand dollars ($35,000.00) cash at Closing

III. REPRESENTATIONS AND WARRANTIES

3.1 Representations and Warranties of Seller: The Seller represents and warrants to Purchaser as follows:

(A)	Organization: The Seller is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware, and has the requisite power and authority to own, lease or otherwise hold the assets owned, held or leased by it.

(B)	Authorization and Effect of Agreement: The Seller has the requisite corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution and delivery by the Seller of this Agreement and the consummation of the transactions contemplated hereby will be authorized by all necessary corporate action on the part of the Seller as of the Closing.

(C)	Title to Transferred Assets: Seller owns all of the Transferred Assets free and clear of all liens, claims and encumbrances of any kind or nature whatsoever. At the Closing, Purchaser will receive the Transferred Assets free and clear of all liens claims and encumbrances of any kind or nature whatsoever.

(D)	No Conflicts: The execution and delivery of this Agreement by the Seller does not, and the consummation by the Seller of the transactions contemplated hereby will not, conflict with, or result in any violation of, or constitute a default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation or to loss of a benefit under, any provision of any contract, permit or law applicable to the Seller. No consent, approval, order or authorization of, or registration, declaration or filing with, any governmental authority is required to be obtained or made by or with respect to the Seller in connection with the execution and delivery of this Agreement by it or the consummation by it of the transactions contemplated hereby.

3.2 Representations and Warranties of the Purchaser: The Purchaser represents and warrants to Seller as follows:

(A)	Organization: The Purchaser has the requisite power and authority to purchase the Transferred Assets.

(B)	Authorization and Effect of Agreement: The Purchaser has the requisite power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution and delivery by the Purchaser of this Agreement and the consummation by the Purchaser of the transactions contemplated hereby have been duly authorized by all necessary action on the part of the Purchaser. This Agreement has been duly executed and delivered by the Purchaser and, this Agreement, constitutes a valid and binding obligation of the Purchaser, enforceable in accordance with its terms.

(C)	No Conflicts: The execution and delivery of this Agreement by the Purchaser does not, and the consummation by the Purchaser of the transactions contemplated hereby will not, conflict with, or result in any violation of, or constitute a default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation or to loss of a benefit under, any provision of any contract, permit or law applicable to the Purchaser. No consent, approval, order or authorization of, or registration, declaration or filing with, any governmental authority is required to be obtained or made by or with respect to the Purchaser in connection with the execution and delivery of this Agreement by it or the consummation by it of the transactions contemplated hereby.

IV. CONDITIONS PRECEDENT

4.1 Condition Precedent to Obligations of Seller:

The obligations of Seller under this Agreement are subject to the satisfaction, at or prior to the Closing of all of the following conditions, unless waived in writing by Seller:

(A)	All representations and warranties of the Purchaser contained in this Agreement and in any certificate, statement, or other document delivered pursuant to the provisions hereof or in connection with the transactions contemplated hereby shall be true and accurate as of the date when made and shall be deemed to be made again at the time of the Closing and shall then be true in all material respects.

(B)	Purchaser shall have performed and complied with all covenants, agreements and conditions required by this Agreement to be performed or complied with by each of them prior to or at the Closing.

(C)	No suit, action or proceeding by any third party or governmental authority shall be pending or threatened which challenges the validity or legality of the transactions contemplated hereby.

4.2 Conditions Precedent to Obligations of Purchaser: The obligations of Purchaser under this Agreement are subject to the satisfaction of all of the following conditions at or prior to the Closing, unless waived in writing by the Purchaser:

(A)	All representations and warranties of Seller contained in this Agreement and in any certificate, statement, or other document delivered pursuant to the provisions hereof or in connection with the transactions contemplated hereby shall be true and accurate as of the date when made and shall be deemed to be made again at the time of the Closing and shall then be true in all material respects.

(B)	Seller shall have performed and complied with all covenants, agreements and conditions required by this Agreement to be performed or complied with by each of them prior to or at the Closing.

(C)	No suit, action or proceeding by any third party or governmental authority shall be pending or threatened which challenges the validity or legality of the transactions contemplated hereby.

V. ADDITIONAL COVENANTS

5.1 Pre-Closing Operations: From the date hereof until the Closing, Seller shall maintain the Transferred Assets in the ordinary course of business.

5.2 Due Diligence Investigation: Purchaser acknowledges that as of the date of its execution of this Agreement, Purchaser has conducted such reviews and investigations of the Transferred Assets as it has deemed necessary, and that Purchaser is satisfied with the condition thereof. At Closing, Purchaser will accept possession of all of the Transferred Assets in their “as is” condition, without representation or warranty.

5.3 Press Releases and Confidentiality: Prior to or after the Closing, neither party shall issue nor cause publication of any press release or public announcement with respect to this Agreement or the transactions contemplated hereby without the consent of both parties as to the form and content of such press release or public announcement. Each party will only communicate the content of this Agreement to such of its employees, affiliates, and/or its tax and legal advisors, who need to know the substance hereof.

VI. THE CLOSING

6.1 The Closing: Subject to satisfaction or waiver of the conditions precedent to the parties’ obligation hereunder, the Closing shall take place at the offices of the Purchaser or at such other location as is mutually agreed upon by Seller and Purchaser.

6.2 Obligations of Seller: At the Closing, Seller shall deliver to Purchaser the following in proper form for recording (where appropriate):

(A)	A Bill of Sale in the form attached hereto as Exhibit “B” attached hereto, conveying the Transferred Assets to Purchaser.

6.3 Obligations of Purchaser: At the Closing, the Purchaser will deliver the total purchase price (“Purchase Price”) to the Seller.

VII. INDEMNIFICATION

7.1 Indemnification by Seller. Seller shall hold the Purchaser free and harmless from and shall indemnify the Purchaser and its respective members, partners, shareholders, officers, employees, franchisees, agents, executors, administrators, successors, insurers and assigns absolutely harmless from and against any and all actions, suits, proceedings, damages, assessments, judgments, costs and expense, (including attorneys’ fees and expenses of enforcing this Section), incurred by Purchaser, which are attributable directly or indirectly, in whole or in part to any misrepresentation, breach of this Agreement, covenant, warranty, or obligation, contained herein by Seller.

7.2 Indemnification by Purchaser. Purchaser shall hold the Seller free and harmless from and shall indemnify the Seller and its respective members, partners, shareholders, officers, employees, franchisees, agents, executors, administrators, successors, insurers and assigns absolutely harmless from and against any and all actions, suits, proceeding, damages, assessments, judgments, costs and expense, (including attorneys’ fees and expenses of enforcing this Section), incurred by Seller, which are attributable directly or indirectly, in whole or in part to any misrepresentation, breach of this Agreement, covenant, warranty, or obligation, contained herein by Purchaser or Purchaser’s failure to pay or satisfy or cause to be paid or satisfied any of the obligations to be performed on the part of the Purchaser.

VIII. TERMINATION

8.1 Termination: Notwithstanding anything to the contrary in this Agreement, this Agreement may only be terminated upon the mutual written consent of Seller and Purchaser.

IX. MISCELLANEOUS

9.1 Notices. All notices and other communications required or permitted hereunder will be in writing and, unless otherwise provided in this Agreement, will be deemed to have been duly given when delivered in person or one business day after having been dispatched by a nationally recognized overnight courier service or three business days after having been mailed by first class, certified or registered mail, postage prepaid, to the appropriate party at the address specified below:

If to Seller, to:	J2 Financial Technology, Inc., d/b/a “Guild”
518 Mulberry Ln.
Haverford, PA 19041
Attention: Francis (Sean) Bonner, CEO
Email: sean@guild.financial

If to the Purchaser, to:	Siebert Technologies, LLC
653 Collins Ave.
Miami Beach, FL 33139
Attention: Andrew Reich, CFO
Email: areich@siebert.com

or to such address or addresses as any such party may from time to time designate as to itself by like notice.

9.2 Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns. This Agreement is personal in nature and may not be assigned by either party without the express written consent of both parties.

9.3 Entire Agreement. This Agreement (together with the Exhibits hereto) supersedes any other agreement, whether written or oral, that may have been made or entered into by any party or any of their respective affiliates (or by any director, officer, or representative thereof) relating to the matters contemplated hereby. This Agreement (together with the Exhibits hereto) constitutes the entire agreement by and among the parties with respect to the subject matter hereof and there are no agreements or commitments by or among such parties or their Affiliates with respect to the subject matter hereof except as expressly set forth herein.

9.4 No Rights of Third Parties. Nothing expressed or implied in this Agreement is intended or will be construed to confer upon or give any person or entity other than the parties hereto and their respective Affiliates any rights under or by reason of this Agreement or any transaction contemplated hereby.

9.5 Applicable Law. This Agreement is to be governed by and construed in accordance with the internal laws of the State of New York without giving effect to any choice or conflict of law provision or rule (whether of the State of New York or any other jurisdiction) that would cause the application of Laws of any jurisdiction other than those of the State of New York. Any legal suit, action, or proceeding arising out of or related to this Agreement or the matters contemplated hereunder is to be instituted exclusively in the federal courts of the United States or the courts of the State of New York in each case located in the city of New York and Borough of Manhattan, and each party irrevocably submits to the exclusive jurisdiction of such courts in any such suit, action, or proceeding and waives any objection based on improper venue or forum non conveniens. Service of process, summons, notice, or other document by mail to such party’s address set forth herein will be effective service of process for any suit, action, or other proceeding brought in any such court.

9.6 Execution. This Agreement may be executed in two or more counterparts, and in electronic format, each of which will be deemed an original, but all of which together will constitute one and the same agreement.

9.7 Titles and Headings. Titles and headings to Sections herein are inserted for convenience of references only and are not intended to be a part of or to affect the meaning or interpretation of this Agreement.

9.8 Severability. If any provision of this Agreement shall finally be determined to be unlawful, invalid or unenforceable, then such provision shall be severed from this Agreement and every other provision shall be severed from this Agreement shall remain in full force and effect.

[Signatures appear on next page]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the Effective Date.

SELLER:	J2 FINANCIAL TECHNOLOGY, INC., d/b/a “GUILD”

	By:	/s/ Francis (Sean) Bonner
	Name:	Francis (Sean) Bonner
	Title:	CEO

PURCHASER:	SIEBERT TECHNOLOGIES, LLC

	By:	/s/ Andrew Reich
	Name:	Andrew Reich
	Title:	CFO

EXHIBIT A

Mobile Self-Directed Trading App: Software, Code, Architecture, User Interface and Algorithms, including:

●	Mobile self-directed trading app “Guild”

●	All Software that Seller developed to run the Guild App

●	Guild Trademark

●	Videos produced to promote the Guild App

●	Other Intellectual Properties related to Running the Guild App in its current state.

●	Guild Trademark (Seller owns all right, title, and interest in and to the following mark: GUILD. Serial No. 88441975 (“Seller’s Mark”))

●	The mobile app known as “Guild” or “Guild Financial” that is currently offered in Apple’s App Store and Google’s Play Store.

●	All software, code, architecture, User Interface and algorithms developed to date are included. This also includes Intellectual Property, formulas and algorithms to calculate the “Guild Portfolio” and “Leaderboard”.

Summary of technical aspects of the mobile app:

Source Code Repository:

●	Using GIT via BitBucket.

Technology Stack:

●	Native Mobile Dev Tech Stack - Ionic version 6 (using Capacitor)

●	Guild API - developed using .Net and node.js

●	Integration with Alpaca via API.

●	Integration with MX via API.

●	Integration with Rewards and other marketing functions

Architecture and Design:

●	Headless Mobile App – 1 one code base/platform to build Native IOS and Android

●	Open API and Microservices that are stand-alone

●	Built in proprietary algorithm in calculation of Leaderboard and Guild Portfolio

EXHIBIT B

Bill Of Sale